EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (the “Agreement”), dated as of August 16, 2002, is by and between Jeffrey Bertsch, Randall E. Bertsch, Robin E. Bertsch, Dominic DiNapoli, Thomas A. Epple, Erin Garton, Laura Garton, Richard K. Garton, and Jamee Garton Insko (collectively, the “Sellers”), on the one hand, and SCP Acquisition Co. LLC, a Delaware limited liability company (the “Purchaser”), on the other hand.

            WHEREAS, Sellers own all of the issued and outstanding shares (the “Shares”) of capital stock of Fort Wayne Pools, Inc., an Indiana corporation (the “Company”);

            WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all the issued and outstanding Shares of the Company for the purchase price and subject to the conditions set forth in this Agreement;

            WHEREAS, in addition to the other defined terms used herein, certain terms are defined in Article 7 hereof.

            NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Sellers and Purchaser, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

            1.1             Purchase and Sale; Purchase Price.

                              (a)   On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, the Shares represented by the stock certificates listed on Schedule 1.1 hereof, free and clear of all Liens, restrictions and claims of all kind for an aggregate purchase price equal to $43,900,000 (the “Purchase Price”).

                              (b)   The Purchase Price shall be payable as follows:

                                    (i)    Purchaser shall pay Sellers an aggregate sum of $42,900,000 in cash at Closing in accordance with the provisions of Section 2.2 hereof; and

                                    (ii)    Purchaser shall deposit the amount of $1,000,000 (the “Escrow Amount”) in an escrow account (the “Escrow Account”) with an escrow agent (the “Escrow Agent”) to be agreed upon by the Company and the Representative (as defined in Section 1.1(c)) pursuant to the terms of an Escrow Agreement in the form attached as Exhibit A (the “Escrow Agreement”), such funds to be held by the Escrow Agent in accordance with the provisions of Section 1.2 hereof, and any amounts remaining in the Escrow Account on the third anniversary of the Closing Date shall be paid to the Representative, on behalf of the Sellers.

                            (c)    The Sellers hereby appoint Richard K. Garton, as representative (the “Representative”), who shall act on behalf of Sellers with respect to any post-Closing matters arising under this Agreement, including any matters arising under the Escrow Account.  Each Seller acknowledges and agrees that the allocation of any amounts paid to Sellers or Representative pursuant to this Section 1.1 among such Sellers is the sole responsibility of Sellers, and each Seller agrees that (i) Purchaser shall have no obligation or other responsibility with respect to such allocation and (ii) he or she shall indemnify and hold harmless Purchaser for any liability associated with any such allocation of payments among Sellers.  Sellers have provided Purchaser with written instructions setting forth the agreed allocation among the Sellers of the amounts payable pursuant to each subsection of Section 1.1(b) hereof, and Purchaser is authorized to rely on such instructions and allocation.

            1.2             Escrow Account. The amounts held in the Escrow Account shall be used to satisfy (i) the indemnification obligations of the Sellers set forth in Article 5 and (ii) the payment for Uncollected Receivables pursuant to Section 6.2, after completion of the procedures provided for in Article 5 and Section 6.2 hereof, respectively.  Amounts held in the Escrow Account shall be held in an interest-bearing account, and any amounts remaining in the Escrow Account on the third anniversary of the Closing Date, including interest earned thereon, shall be paid promptly thereafter to the Representative on behalf of the Sellers.

ARTICLE 2
 CLOSING

            2.1            Closing.    The closing of the sale and the purchase of the Shares (the "Closing") shall take place at 10:00 a.m., eastern standard time, on the date hereof (the “Closing Date”).

           2.2            Items to be Delivered at Closing.   At the Closing and subject to the terms and conditions herein contained:

                            (a)    Purchaser shall deliver to Sellers the amount of $42,900,000 in cash by wire transfer to an account or accounts specified in writing by Sellers to Purchaser.

                            (b)    Purchaser and the Representative shall execute and deliver the Escrow Agreement in the form attached as Exhibit A, and Purchaser shall deposit the Escrow Amount into the Escrow Account.

                             (c)    Each Seller shall deliver to Purchaser certificates representing the Shares listed as being owned by such Seller in Schedule 1.1 hereof, each certificate being duly endorsed to Purchaser, transferring to Purchaser ownership of the Shares free and clear of all Liens, restrictions and claims of every kind.

                            (d)    The Company and the Key Employees shall execute and deliver the Employment and Non-Competition Agreements in the forms attached as Exhibits B-1 and B-2.

                            (e)    Purchaser and each of the Active Sellers shall execute and deliver the Non-Competition Agreements in the forms attached as Exhibits C-1 through C-4, and Purchaser and Richard K. Garton shall execute and deliver the Consulting Agreement in the form attached as Exhibit C-5.

                            (f)    Purchaser shall deliver guarantees of SCP Pool Corporation in the forms attached  as Exhibit D-1 and D2, guaranteeing the performance of (i) Purchaser’s obligations under this Agreement, the Non-Competition Agreements, and the Consulting Agreement and (ii) the Company's obligations under the Employment and Non-Competition Agreements and the Lease Agreement in favor of FWP Holding, L.L.C.

                            (g)    The parties shall deliver to each other such other documents, and shall take such other actions  as may be necessary or advisable to consummate the transactions contemplated by this Agreement.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES
OF SELLERS

            Sellers hereby jointly and severally represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule delivered herewith:

            3.1               Organization.    The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.  The Company has full corporate power and authority to own or lease its property and assets and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification.

            3.2            Capital Stock.    The Company has authorized capitalization consisting of 1,000 shares of common stock, no par value per share, of which the Shares set forth on Schedule 1.1 hereof are the only issued and outstanding shares of capital stock of the Company.  All such outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.  No shares of capital stock are held in the Company’s treasury.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or agreements of any character, whether absolute or contingent, providing for the purchase, issuance or sale of any shares of the capital stock of the Company.

            3.3            Ownership of Shares.    Each Seller is the lawful, beneficial and record owner of the Shares that are represented by the Certificates bearing the numbers shown opposite his or her name on Schedule 1.1 hereof.  Each Seller has the sole and absolute right to sell and transfer the Shares in accordance with this Agreement, free and clear of all Liens, and upon the Closing, Purchaser will acquire good and valid title to the Shares free and clear of all Liens.

            3.4            Authority.    Each Seller has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Seller and constitutes, and each other agreement, instrument or document executed or to be executed by each Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ right generally and equitable principles limiting the availability of equitable remedies.

            3.5            No Approvals or Conflicts.    Neither the execution, delivery or performance by Sellers of this Agreement nor the consummation by Sellers of the transactions contemplated by this Agreement, do or will (a) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of the Company, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon the Shares, or upon any of the properties or assets of the Company under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which the Company or any Seller or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity, domestic or foreign, applicable to the Company or any Seller or any of its respective properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Sellers.

            3.6            Material Contracts.    Set forth on Schedule 3.6 is a list of all contracts and commitments of the Company or Sellers relating to the operation of the Company (including without limitation, mortgages, indentures, loan agreements, long-term supply contracts and open contracts), except (a) any contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $10,000, provided that all of such undisclosed contracts do not involve expenditures in excess of $100,000 in the aggregate, or (b) any purchase orders or commitments entered into in the ordinary course of business.  Except as set forth on Schedule 3.6, all such contracts or agreements are valid and in full force and effect and, neither the Company nor, to the Knowledge of Sellers, any other party thereto is in default in any material respect under the terms thereof.

            3.7            Properties.

                            (a)    The Company does not own any real property.

                            (b)    The following Schedules set forth the information indicated:

                                     (i)     Schedule 3.7(b)(i) is a list of the rights and interests of the Company under real property leases (the “Real Property Leases”);

                                    (ii)    Schedule 3.7(b)(ii) is a list of all material tangible personal property and interests therein owned or leased by the Company, including without limitation, all machinery, equipment, furniture, furnishings and vehicles (the “Personal Property”);

                            (c)     The Company is in possession of, has good, valid and marketable title to, or a valid leasehold interest in, all of the Personal Property free and clear of any Liens except for any Inventory that has been disposed of in the ordinary course of business.

                             (d)    With respect to the Real Property Leases, Sellers represent as follows:

                                    (i)     Sellers have provided Purchaser with complete and correct copies of the Real Property Leases;

                                    (ii)    None of the Real Property Leases have been modified, amended or assigned by the Company, and each of them is legally valid, binding and enforceable against the Company and against each other party thereto in accordance with its respective terms and is in full force and effect;

                                    (iii)    There are no monetary defaults by the Company and no material nonmonetary defaults by the Company, or, to the Knowledge of Sellers, any other party to the Real Property Leases;

                                    (iv)    Neither the Company nor any Seller has received notice of any default, offset, counterclaim or defense under any of the Real Property Leases;

                                    (v)    No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company of the terms of any of the Real Property Leases.  All of the rent, security deposits, reserve funds, and other sums and charges due and payable under the Real Property Leases have been paid in full through the date hereof; and

                                    (vi)    To the Knowledge of Sellers, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the property subject to the Real Property Leases.

            3.8            Financial Statements.    Schedule 3.8 sets forth the audited balance sheet as of December 31, 2001, and the related audited statement of earnings of the Company as of and for the year ended December 31, 2001, and the unaudited balance sheet as of July 31, 2002 and the related unaudited statement of earnings of the Company for the seven months ended July 31, 2002 (the “Company Financial Statements”) provided by the Company to Purchaser (the most recent balance sheet included in the Company Financial Statements being the “Latest Balance Sheet”).  The December 31, 2001 Company financial statements have been audited by Baird, Kurtz & Dobson LLP in conformity with generally accepted auditing practices, consistent with prior periods, and the Company Financial Statements present fairly (subject, in the case of the interim statements, to normal, recurring year-end adjustments) the financial condition of the Company as of the respective dates and for the respective periods, indicated.  As of December 31, 2001, neither the Company nor any of its properties were subject to any direct or indirect liability, indebtedness, obligation, expense, cost, claim, deficiency, or guarantee by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other that is not shown and adequately reserved against in the Company Financial Statements or that is not disclosed in Schedule 3.8.  The Company has not, since December 31, 2001, incurred any direct or indirect liability, indebtedness, obligation, expense, cost, claim, deficiency, or guarantee by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, except liabilities reflected in the Company Financial Statements or Schedule 3.8.

            3.9            Absence of Undisclosed Liabilities.    Except as disclosed on Schedule 3.9 or as disclosed in the Company Financial Statements, Sellers have no Knowledge of any basis for the assertion against the Company of any material liability in connection with or affecting the Company, and to the Knowledge of Sellers there are no circumstances, conditions, happenings, events, or arrangements, contractual or otherwise, which may give rise to such liabilities, except commercial liabilities and obligations incurred in the ordinary course of business by the Company and consistent with past practice.

            3.10            Inventory.    Schedule 3.10 sets forth the value of the Inventory as of June 30, 2002, plus the value of all Inventory acquired by the Company from that date until the Closing Date.  The Inventory exists and is undamaged.  The representation contained in this Section 3.10 shall be the exclusive representation of the Sellers regarding the Inventory notwithstanding any other statement or statements contained herein, including, but not limited to, the representations of the Sellers contained in Section 3.8.

           3.11           Receivables.    All the Receivables (a) represent actual indebtedness incurred by the applicable account debtor, (b) have arisen from bona fide transactions in the ordinary course of business and (c) are not subject to any deduction, setoff or similar right, except for customer rebates in accordance with the Company’s policies, except to the extent of reserves required by GAAP, and except those which if exercised would not have a Material Adverse Effect.  Since the date of the Latest Balance Sheet, there have not been any write-offs as uncollectible of any Receivables, except for write-offs in the ordinary course of business and consistent with past practices.  The representation contained in this Section 3.11 shall be the exclusive representation of the Sellers with regard to the Receivables and Purchaser’s sole remedy with respect to any breach of the representations contained in this Section 3.11 shall be as provided in Section 6.2.

            3.12            Intellectual Property.

                            (a)    The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission its Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the termination, modification or cancellation of the interests of the Company in the Intellectual Property.

                            (b)   The Company has not interfered with, infringed upon, misappropriated, or otherwise come  into conflict with any intellectual property rights of third parties, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party).  To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                            (c)   The Company has delivered to Purchaser correct and complete copies of all registrations, applications, licenses, agreements, and permissions (as amended to date) relating to the Intellectual Property and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the Intellectual Property.  Except as shown on Schedule 3.12, with respect to each item of Intellectual Property:

                                     (i)     the Company possesses all right, title, and interest in and to the item, free and clear  of any Lien, encumbrance, privilege, or other security interest in favor of a third person;

                                    (ii)    the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (iii)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (iv)    the Company has never agreed to indemnify any person other than Purchaser for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            3.13            Litigation and Claims.    Except as set forth on Schedule 3.13, there is no action, suit, investigation or proceeding at law or in equity, any arbitration or any administrative or other proceeding relating to the Company or to any Seller’s ability or right to sell the Shares, by or before any Governmental Entity, pending or, to the Knowledge of Sellers, threatened or contemplated in writing against or affecting the Company, or any of its properties or rights, that is likely to have a Material Adverse Effect.  The Company is not currently subject to any judgment, order or decree entered in any lawsuit or proceeding.

            3.14            Compliance with Laws.

                            (a)    The Company is in compliance in all material respects with, and is not in default or violation in any material respect under, and has not conducted its operations in violation in any material respect of, any law, rule, regulation, decree or order applicable to it.

                            (b)    Except as set forth on Schedule 3.14, at no time during the last five years has the Company been notified in writing that it was the subject of any federal, state or local criminal investigation, or been notified in writing by any federal, state or local Governmental Entity of any violation of any law, regulation, ordinance, rule or order (including those described in other subsections of this Article 3).

            3.15                Licenses and Permits.    The Company possesses such federal, state, and local licenses, permits and other authorizations necessary for the continued conduct of its business in the ordinary course, consistent with past practices, without material interruption, (collectively “Permits”), and such Permits are in full force and effect and have been and are being fully complied with by the Company in all material respects.  No Governmental Entity that has issued the Permit has notified the Company in writing of its intent to modify, revoke, terminate or fail to renew any such Permit, and, to the Knowledge of Sellers, no such action has been threatened.  No Permit shall be modified, revoked or shall lapse as a result of the sales of the Shares.

            3.16            Environmental Compliance.

                            (a)    The Company possesses all necessary Permits that are required under, and at all times in the past has been, in compliance with, all Environmental Laws, including all Environmental Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all Environmental Laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Materials.

                            (b)    The Company has not been subject to any administrative or judicial proceeding pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws.  To the Knowledge of Sellers, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against the Company for a violation of, or alleging liability under any Environmental Law.

                            (c)    Except as set forth on the environmental reports listed on Schedule 3.16, copies of which have been previously provided to Purchaser, to the Knowledge of Sellers, there are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for Hazardous Materials or any other regulated waste, located on or under the immovable property subject to the Real Property Leases.

                            (d)    Except in the ordinary course of business, and in all cases in compliance with all Environmental Laws, the Company has not engaged any third party to handle, transport or dispose of Hazardous Materials (including for this purpose, gasoline, diesel fuel, oil or other petroleum products) on its behalf.

            3.17            Taxes.    Except as set forth on Schedule 3.17,

                            (a)    All Returns required to be filed on or prior to the date hereof by or on behalf of the Company have been properly completed and duly filed on a timely basis and in correct form.  Such Returns (including all attached statements and schedules) are true, complete and correct.  In particular, and without in any manner limiting the foregoing, none of the foregoing Returns contains any position which is or would be subject to the penalties under Section 6662 of the Code (or any corresponding provision, state, local or foreign Tax law).  An extension of time within which to file any Return which has not been filed has not been requested or granted.

                            (b)    The Company has paid in full all Taxes shown to be payable on the Returns described in Section 3.17(a) or on subsequent assessments with respect thereto.  There are no other Taxes that are payable by the Company or for which the Company is or could be liable with respect to any taxable period (or portions thereof) ending on or prior to the Closing, whether or not shown to be payable on the Return described in Section 3.17(a).

                            (c)    The Company has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes) with respect to periods (or portions thereof) ending on or prior to the date hereof.  The Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                            (d)    There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for current Taxes not yet due and payable.

                            (e)    Sellers have furnished to Buyer true and complete copies of:  (i) all federal income tax returns and state income and franchise tax returns of the Company for all periods beginning on or after January 1, 1999, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received or entered into by the Company or on its behalf relating to Taxes.

                            (f)    The amount of the unpaid Taxes of the Company does not exceed that Company’s reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as such reserves are reflected on the latest balance sheet included in the Company Financial Statements.

                            (g)    The Company has not made, agreed to make, been required to make or will make after the date hereof, any adjustment under Code Section 481(a) by reason of change in accounting method or otherwise.

                            (h)    The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                            (i)    The Company has never been a member of an affiliated group of corporations, within the  meaning of Code Section 1504.

                            (j)    No Return of the Company has ever been audited by a governmental or taxing authority, nor is any such audit in process, pending or threatened (formally or informally).

                            (k)    No Tax deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted by a Governmental Entity with respect to Taxes of the Company.  The Company has not received any formal or informal notice from a Governmental Entity that the Company has not filed a Return or paid Taxes required to be filed or paid by it.

                            (l)    The Company is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or threatened (either formally or informally) against the Company or the Company’s assets. The Company has not received any subpoena or requests for information pending with respect to any Taxes or Returns of the Company.

                           (m)    No waiver or extension of any statute of limitations has been requested or is in effect with respect to any Taxes or Returns of the Company.

                           (n)    There are no outstanding rulings of, or requests for rulings with any Governmental Entity relating to Taxes.

                             (o)    The Company has not granted a power of attorney with respect to any matter relating to Taxes.

                             (p)    The Company is not a party to or bound by (nor will the Company, prior to the Closing, become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement.

                             (q)    Each asset with respect to which the Company claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company.

                             (r)    The Company has not issued or assumed any indebtedness that is subject to Code Section 279(b)

                             (s)    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or any similar provision of state or local law.

                             (t)    No consent under Code Section 341(f) or any similar provision of state or local law has been filed with respect to the Company.

                             (u)    The Company has not disposed of any property that has been accounted for under the installment method.

                            (v)    The Company is not subject to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes.

                            (w)    No item of income or gain reported by the Company for financial accounting purposes in any period that ends on or prior to the Closing is required to be included in taxable income for a taxable period that ends after the Closing.

                            (x)    The Company has not made nor is bound by any election under Section 197 of the Code.

                            (y)    None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Code Section 103.

                            (z)    None of the assets of the Company is “tax-exempt use property” within the meaning of Code Section 168(h).

                            (aa)    Set forth in Schedule 3.17 is accurate and complete information with respect to each of the following for all tax periods beginning on or after January 1, 1999:

                                    (i)    Any tax elections in effect with respect to the Company;

                                    (ii)    Any net operating loss carry overs of the Company; and

                                    (iii)    Any capital loss carry overs of the Company.

            3.18            Benefit Plans.

                            (a)    Schedule 3.18(a) lists each Employee Plan that the Company maintains, administers, contributes to, or has any contingent liability with respect thereto.  Sellers have provided a true and complete copy of each Employee Plan, current summary plan description (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with: (i) all annual reports (Form 5500 including, if applicable, Schedule B thereto), if any, that have been prepared in connection with each such Employee Plan for the last three plan years; (ii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor within the last two years (including a written description of any oral communications); (iii) the most recent Internal Revenue Service determination letter with respect to each Employee Plan and the most recent application for a determination letter (Form 5300, including all applicable schedules and attachments); and (iv) all related actuarial reports, insurance contracts, administrative service agreements maintained for the benefit of, or relating to, any current or former employees of the Company or any Affiliate.

                            (b)    Schedule 3.18(b) identifies each Benefit Arrangement that the Company maintains or administers.  The Company has made all contributions to, and has no contingent liability with respect to, any of its Benefit Arrangements.  Sellers have furnished to Purchaser copies or descriptions of each Benefit Arrangement.  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                            (c)    The Company has never maintained an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or was (i) a plan subject to Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

                            (d)    Benefits under each Employee Plan or Benefit Arrangement are as represented in the plan documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. The Company has not communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

                            (e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been the subject of an Internal Revenue Service determination letter and, to the Knowledge of Sellers, no event has occurred since the issuance of any such determination letter that would create a material risk of revocation of any such determination letter.  Each Employee Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.  No determination letter has been revoked nor has such revocation been threatened.

                            (f)    Full payment has been made of all amounts that the Company has been required to have paid as contributions to any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

                            (g)    Schedule 3.18(g) lists the employees of the Company who are on sick leave, personal absence, or short term disability leave as of the date hereof.

                            (h)    Neither the Company nor any of its shareholders, directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject the Company to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code.

                            (i)    The Company does not have any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees.  No health, medical, death or survivor benefits have been provided under any Benefit Arrangement to any person who is not an employee or former employee of the Company or a dependent thereof.

                             (j)    There is no litigation, administrative or arbitration proceeding or other dispute pending or, to the Knowledge of Sellers, threatened that involves any Employee Plan or Benefit Arrangement that could reasonably be expected to result in a liability to the Company, or its managers, employees or directors, or any Employee Plan or Benefit Agreement or any fiduciary (as defined in ERISA Section 3(21)) of such Employee Plan or Benefit Arrangement.

                            (k)    Except as set forth on Schedule 3.18(k), no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of compensation or deferred compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of the transactions contemplated hereby.

                            (l)    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (i.e., a golden parachute).

                           (m)    All group health plans of the Company have at all times fully complied in all material respects with, and have been maintained and operated in all material respects in accordance with, all applicable laws.

                            (n)    Each Employee Plan and Benefit Arrangement maintained or administered by the Company can be amended or terminated without liability.

                            (o)    None of the Employee Plans and Benefit Arrangements maintained or administered by the Company is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending with respect to any Employee Plan under any voluntary compliance resolution or similar program administered by any Governmental Entity.

                             (p)    The Company has not prepaid or pre-funded any Benefit Arrangement through a trust, reserve, premium stabilization or similar account, nor does the Company provide benefits through a voluntary employee beneficiary association as defined in Section 501(c) of the Code.

                             (q)    There are no contingent deferred sales charges or similar surrender fees, asset charges or other penalties that will become payable by the Company as a result of the termination of any Employee Plan or Benefit Arrangement or the merger of the assets of such Benefit plan or Benefit Arrangement into a plan or benefit arrangement of Purchaser.

            3.19            Absence of Changes or Events.    Except as set forth in Schedule 3.19 or as expressly provided for elsewhere herein, the Company has not, since December 31, 2001:  (a) incurred any Bank Indebtedness (b) permitted any of its assets to be subjected to any Lien, other than a Permitted Lien, (c) sold, transferred or otherwise disposed of any assets, except for dispositions or consumptions of assets or Inventory in the ordinary course of business, (d) made any material capital expenditure or commitment therefor except in the ordinary course of business, (e) made any loan to any Person, (f) waived any rights or settled any claims, except for such waivers or settlements granted or entered into in the ordinary course of business, (g) granted any increase in the rate of wages, salaries or other compensation or benefits or paid any bonuses to any of its employees, other than increases, payments or bonuses in the ordinary course of its business consistent with past practice, (h) adopted, or amended or modified in any respect, any Benefit Arrangement or Employee Plan, (i) made any change in any method of accounting practice, (j) suffered or incurred any damage, destruction, fire, explosion, accident, flood, or other casualty loss or act of God (whether or not covered by insurance) that has had a Material Adverse Effect, (k) amended or terminated, or suffered any amendment or termination of, any Permit, contract, lease, license, purchase order or similar commitment or right that is likely to have a Material Adverse Effect, (l) suffered any labor disputes or disturbances that is likely to have a Material Adverse Effect, (m) declared or paid any dividends or other distributions, in cash, shares of capital stock or other property, to its shareholders, (n) otherwise failed to operate its business in the ordinary course consistent with past practices so as to preserve its business organization intact and to preserve the goodwill of its customers, suppliers, employees  and others with whom it has business relations, or (o) agreed to do any of the foregoing.

            3.20            Employment Relations.    There are no (a) unfair labor practice complaints against the Company pending before the National Labor Relations Board, (b) labor strikes, slowdowns or stoppages pending or, to the Knowledge of Sellers, threatened against or involving the employees of the Company, (c) labor unions that claim to represent the employees of the Company, (d) collective bargaining agreements currently being negotiated by the Company with respect to its employees, (e) pending labor or labor related grievances that are likely to have a Material Adverse Effect, (f) arbitration proceedings arising out of or under any collective bargaining agreement of the Company and no claim therefor has been asserted, or (g) material labor difficulties that have been experienced by the Company during the past three years.  There are no employment contracts or agreements with any employees of the Company, except for those agreements listed on Schedule 3.20.

            3.21            Transactions with Affiliates.    Except as set forth in Schedule 3.21, none of the Contracts set forth in Schedule 3.6 or the Real Property Leases set forth in Schedule 3.7(b)(i) between the Company, on one hand, and any Seller or other Affiliate of the Company, on the other hand, will continue in effect subsequent to the Closing Date.  Except as set forth in Schedule 3.21, after the Closing, none of the Sellers nor any Affiliate of the Company will have any material interest in any property (real or personal, tangible or intangible) or Contract or Real Property Lease used in or pertaining to the Company’s business.  Except as set forth in Schedule 3.21, none of the Sellers nor any Affiliate of the Company provides any material services to the Company.

            3.22            Suppliers.    Except as set forth in Schedule 3.22, between the date of the Latest Balance Sheet and the date of this Agreement, the Company has not entered into or made any contract or commitment for the purchase of merchandise, other than in the ordinary course of business consistent with past practice. Set forth on Schedule 3.22 are the top ten suppliers (in terms of dollars spent) of goods or services purchased by the Company during its most recent full fiscal year. Except as set forth in Schedule 3.22, since the date of the Latest Balance Sheet there has not been (i) any material adverse change in the business relationship of the Company with any supplier of merchandise named in Schedule 3.22 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

            3.23            Product Liability.    Except as set forth in Schedule 3.23, there are no product liability claims pending against the Company, or to the Knowledge of the Company, threatened against the Company, that are not fully covered by product liability insurance coverage, nor are there any other claims or allegations filed against the Company or, to the Knowledge of Sellers, threatened against the Company, that relate to the products manufactured, sold or distributed by the Company.

            3.24            Product Warranties.    Other than as set forth in Schedule 3.24, there are no warranty claims pending for the repair or replacement of any product manufactured by the Company or seeking other damages in connection therewith.  The Company has not made any warranties with regard to products manufactured by the Company other than the Company’s written terms and conditions of sale (copies of which are attached to Schedule 3.24), and the reserves established in the Company Financial Statements are sufficient to cover the Company’s costs and expenses arising from valid warranty claims relating to the products manufactured by the Company.

            3.25            Broker’s or Finder’s Fees.    No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker’s or finder’s fees from any party hereto, or any Affiliate of the parties hereto, in connection with the Stock Sale.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES
OF PURCHASER

            Purchaser hereby represents and warrants to Sellers as follows:

            4.1            Corporate Existence.    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

            4.2            Corporate Power; Authorization; Enforceable Obligations.    Purchaser has the limited liability company power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary limited liability company action.  This Agreement has been duly executed and delivered on behalf of Purchaser by its sole member, and constitutes the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms.

            4.3            No Approvals or Conflicts.    Neither the execution, delivery or performance by Purchaser of this Agreement nor the consummation by it of the transactions contemplated by this Agreement will (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of its properties under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which it or any of its properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Entity, domestic or foreign, applicable to it or any of its respective properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by it.

ARTICLE 5
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

            5.1            Indemnification.

                        (a)    After the Closing Date, subject to the terms and conditions of this Section 5, including the limits on indemnity set forth in Section 5.4, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnitees”) from, and will pay to the Purchaser Indemnitees the amount (net of any proceeds received by the Purchaser Indemnitee from insurance or any quantifiable tax benefits in the year incurred (but giving effect to any tax detriment from receipt of indemnification proceeds), obtained) of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) arising from or in connection with (i) any breach of any representation or warranty of Sellers contained in Section 3 or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Sellers after the Closing Date.

                            (b)    After the Closing Date, subject to the terms and conditions of this Section 5, Purchaser shall indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors, employees, agents and representatives  (the “Sellers Indemnitees”) from, and will pay to the Sellers Indemnitees the amount (net of any proceeds received by the Sellers Indemnitee from insurance any quantifiable tax benefits in the year incurred (but giving effect to any tax detriment from receipt of indemnification proceeds) obtained) of, any Losses arising from or in connection with (i) any breach of any representation or warranty of Purchaser contained in Section 4, or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Purchaser after the Closing Date.

            5.2            Notice and Defense of Claims.

                            (a)    A Person seeking indemnification under this Section 5 (the “Indemnified Person”) shall give prompt written notice to the indemnifying person or persons, or successors thereto (the “Indemnifying Person”), of any matter with respect to which the Indemnified Person seeks to be indemnified (the “Indemnity Claim”).  Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss.  If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within 10 days after receipt of written notice by the Indemnified Person thereof.  Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired materially the ability of the Indemnifying Person to defend the Indemnity Claim.

                            (b)    If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses.  The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate.  In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof.  Anything in this Section 5 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person.  The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

                            (c)    If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnifying Person shall have 30 days after receipt of written notice of such Indemnity Claim to object to such claim by giving written notice to the Indemnified Person specifying the reasons for such objection or objections.  If the Indemnifying Person has not so objected to the Indemnity Claim as of the close of Company on such thirtieth day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Person in accordance with the terms and conditions of this section. If the Indemnifying Person objects to the Indemnity Claim, the parties shall attempt to resolve the challenge through negotiation in good faith.  If the parties are unable to settle any such dispute within ten Business Days after notice of the Indemnifying Person’s objection is received by the Indemnified Person, either party may submit such matter to a single arbitrator.  The arbitrator will be selected by the joint agreement of the parties, but if they do not agree within 20 calendar days of the lapse of the ten-Business Day period referred to above, the selection shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  If no such arbitrator is appointed within 45 calendar days of any such request to such association, either party may apply to a court having jurisdiction to make such appointment.  The arbitrator shall conduct the arbitration in Chicago, Illinois, in accordance with the Rules and shall make a final determination, to be provided in writing to each party, that resolves the dispute.  The prevailing party shall be entitled to recover from the other party the fees of the arbitrator and the administrative costs of the arbitration.  The arbitrator shall apply the statutory and decisional law of the State of Delaware in substantially the same manner as do the courts of the State of Delaware in the case of contracts made and wholly performed within that jurisdiction.  All results of the arbitration proceeding shall be final, conclusive and binding on all parties to this Agreement, and judgement upon the arbitrator’s award may be entered in any court of the State of Delaware having competent jurisdiction, unless such results or award are clearly erroneous on the record before the arbitrator.

            5.3            Survival of Representations and Warranties.    The right to indemnification under Section 5.1 for any breach of the representations and warranties made by each party herein shall survive until the third anniversary of the Closing Date.

            5.4            Limitations.    Notwithstanding anything to the contrary in this Agreement:

                        (a)    Sellers shall have no liability to the Purchaser Indemnitees and Purchaser shall have no liability to the Seller Indemnities with respect to Indemnity Claims arising under this Article 5 unless and solely to the extent that the aggregate amount of all such Indemnity Claims, taken together, exceeds $100,000.

                        (b)    Any amounts due by Sellers to Purchaser with respect to Indemnity Claims arising under

Section 5.1(a) shall be satisfied solely out of the Escrow Account, and none of the Sellers shall have any obligations to make indemnification payments with respect to Indemnity Claims arising under Section 5.1(a) in excess of the amounts, if any, remaining in the Escrow Account at the time of such claim.

                        (c)    In no event shall any recovery under this Agreement include the loss of anticipated profits, loss of managerial time, or lost opportunity.

                        (d)    In the absence of fraud and except as otherwise provided in Article 6, this Article 5 shall serve as the sole and exclusive remedy of the Purchaser Indemnitees and the Sellers Indemnitees for Losses and for any other claims in any way relating to this Agreement to the exclusion of all other statutory or common law remedies (including rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), whether based on contract, tort, strict liability or otherwise.

            5.5            Adjustment to Purchase Price.    If any payments are made under this Article 5, then such amount shall be treated as an adjustment to the Purchase Price.

ARTICLE 6
 POST CLOSING MATTERS

            6.1            Limited Covenant Not to Compete.

                            (a)    Each of the Inactive Sellers agree that for a period of five years after the Closing Date, he or she will not, directly or indirectly, carry on or engage in any business that competes with, or is similar to, the Business within the United States.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.  In the event that the provisions of this Section 6.1 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

                            (b)    Each of the Inactive Sellers agrees that for a period of five years after the Closing Date, he or she will not solicit, recruit or hire any employee of the Company (listed on Schedule 6.1) who at the time is paid by the Company or any of its Affiliates more than $40,000 in annual base salary, while such employee is employed in the Company or employed by Purchaser or any of its Affiliates or within 12 months following any such employment; provided that the foregoing shall not prohibit the Inactive Sellers and their Affiliates from making general solicitations or advertising for employees in any media.

                            (c)    Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article 5 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 6.1, and Purchaser, in addition to any other relief available to it, shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

            6.2            Collection of Receivables.

                            (a)    From and after the Closing Date, Purchaser shall use commercially reasonable efforts in accordance with the Company’s past practices to collect the Receivables. For the purpose of determining amounts collected by Purchaser with respect to the Receivables, all payments by an account debtor to the Purchaser or any of its Affiliates after the Closing Date, including payments for cash-on-delivery shipments, shall first be applied to the oldest outstanding invoice due from that account debtor to the Company.  Purchaser shall not be required to bring any suit or take any other action to collect any of the Receivables that is not consistent with the past practices of the Company.

                            (b)    On the 180th day following the Closing, Sellers shall have the right, but not the obligation, to purchase from Purchaser any of the Receivables that remain uncollected as of such date by paying to Purchaser an amount equal to the aggregate face value of such Receivables, less the amount of the reserves established for such Receivables on the Company’s Latest Balance Sheet.  If on the 360th day following the Closing Date, any of the Receivables that have not been so purchased by Sellers remain uncollected (the “Uncollected Receivables”), Purchaser shall assign promptly thereafter all of the Uncollected Receivables to Sellers and Sellers shall pay to Purchaser an amount equal to the aggregate face value of the Uncollected Receivables, less the amount of the reserves established for such Receivables on the Company’s Latest Balance Sheet.  From and after the 180th day following the Closing Date, neither Purchaser nor any of its Affiliates shall sell any products to any account debtors of any such Uncollected Receivables on a credit basis if Purchaser or Sellers have not collected undisputed Uncollected Receivables from such account debtors.  Purchaser may sell products to any such account debtors on a cash-on-delivery basis.  Sellers and Purchaser shall cooperate in order to collect all Uncollected Receivables.

                            (c)    In the event that prior to any assignment to Sellers of any Receivables under this Section 6.2, Sellers shall receive any remittance from or on behalf of any account debtor with respect to such Receivables, Sellers shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Purchaser promptly upon receipt thereof.

                            (d)    In the event that after any assignment to Sellers of any Uncollected Receivables, Purchaser shall receive any remittance from or on behalf of any account debtor with respect to such Uncollected Receivables, Purchaser shall endorse without recourse such remittance to the order of Sellers and forward such remittance to Sellers promptly upon receipt thereof.

                            (e)    Purchaser shall provide Sellers with statements on a monthly basis during the 360-day period following Closing setting forth the status of its efforts to collect the Receivables.  Purchaser and Sellers hereby agree to cooperate with each other to maximize the collection of the Receivables.

                            (f)    Any amounts due from Sellers to Purchaser pursuant to Section 6.2(b) hereof shall be satisfied solely out of the Escrow Account.  Notwithstanding the provisions of Section 6.2(b), if the amount of the Uncollected Receivables exceeds the amount remaining in the Escrow Account, the excess Uncollected Receivables shall not be assigned to the Sellers but shall be retained by Purchaser for collection.

ARTICLE 7
DEFINITIONS

            For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:

             “Active Sellers” means Jeffrey Bertsch, Randall E. Bertsch, Robin E. Bertsch and Richard K. Garton.

            An “Affiliate” means, with respect to any natural person, corporation, partnership, limited liability company, trust and any other entity or organization of any kind (“Person”), any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under control with, such Person.

            “Bank Indebtedness” means all obligations of the Company (whether for principal, interest, premium, fees or otherwise) for or arising under all indebtedness for borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments) owing to banks or otherwise where the principal amount owed bears interest.

            “Benefit Arrangement” means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that  is maintained, administered or contributed to by the employer and covers any employee or former employee of the employer.

            “Business” means the marketing, sales and distribution of pool products, including pool chemicals, pool accessories, and pool equipment, and the manufacturing of pools, including pool components, equipment and accessories.

            “Business Day” means any day on which federal and state banks in the states of Louisiana and Indiana are open for business.

            “Closing” has the meaning specified in Section 2.1.

            “Closing Date” has the meaning specified in Section 2.1.

          “COBRA” means Sections 601 et seq. of ERISA, Section 4980B(f) of the Code and applicable Department of Labor and Internal Revenue Service pronouncements, including treasury regulations, notices, rulings, procedures and opinions.

            The “Code” means the Internal Revenue Code of 1986, as amended.

            “Company Financial Statements” has the meaning specified in Section 3.8.

            “Employee Plan” means any private or government plan, program, welfare plan, pension plan or other arrangements under which or through which the Company or any of its Affiliates provide, or has an obligation to provide, or makes, or has an obligation to make, contributions, compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) or on behalf of, one or more than one, programs or other arrangements which provide for the payment of cash compensation to any present or former employees of the Company.

           “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, regulations, criteria, guidelines, rules of common or civil law now or hereafter in effect, and in each case as amended, and any judicial for administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land, surface or subsurface strata, and wildlife, aquatic species and vegetation), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

           “Escrow Account,” “Escrow Agent,” “Escrow Agreement” and “Escrow Amount” have the meanings specified in Section 1.1(b).

            “GAAP” means generally accepted accounting principles, consistently applied.

           “Governmental Entity” means any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

           “Hazardous Materials” shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, lead paint, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “solid waste,” “toxic chemical,” “hazardous chemical,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity.

            “Inactive Sellers” means Dominic DiNapoli, Erin Garton, Laura Garton and Jamee Garton Insko.

            “Indemnified Person” has the meaning specified in Section 5.2(a).

            “Indemnifying Person” has the meaning specified in Section 5.2(a).

            “Indemnity Claim” has the meaning specified in Section 5.2(a).

           “Intellectual Property” means any and all of the Company’s (a) inventions (whether patentable or unpatentable), improvements thereto, patents and patent applications, together with all provisionals, reissuances, continuations, continuations-in-part, divisionals and reexaminations thereof, (b) trademarks, service marks, trade dress and trade names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith, (c) works of authorship and copyrights therein, (d) trade secrets and confidential information, (e) computer software and databases and (f) copies and tangible embodiments of any of the foregoing.

            “Inventory” means all finished goods, supplies, parts, spare parts and other inventories of the Company that are undamaged, of merchantable quality and suitable for sale in the ordinary course of business.

            “Key Employees” means Thomas A. Epple and William Cook.

           “Knowledge of Sellers” or “Knowledge” in relation to the Sellers means actual knowledge after reasonable inquiry of Richard K. Garton, Thomas A. Epple and William Cook.

            “Latest Balance Sheet” has the meaning specified in Section 3.8.

           A “Lien” means, with respect to any asset of the Company, any title defect, lien, mortgage, easement, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal or state securities laws.

            “Losses” has the meaning specified in Section 5.1(a).

           A “Material Adverse Effect” means, (i) with respect to the Sellers, a material adverse effect on the results of operations or financial condition of the Company, (ii) with respect to the Purchaser, a material adverse effect on the results of operations or financial condition of Purchaser and its consolidated subsidiaries, taken as a whole, and (iii) in either case, any material limitation on the ability of the Company and Sellers, on the one hand, or Purchaser, on the other hand, to consummate the Stock Sale; provided that, the parties agree that only those acts, events or occurrences that result, or are reasonably likely to result, individually or in the aggregate, in a quantifiable loss, cost or expense that equals or exceeds $200,000 shall be deemed to constitute a Material Adverse Effect.

            “Multiemployer Plan” means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

            “Permits” has the meaning specified in Section 3.15.

            A “Permitted Lien” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property that in the aggregate do not materially detract from the value or interfere with the use of such real property or materially impair the marketability thereof, (ii) Liens for current taxes or assessments on property that are accrued but not yet payable, and (iii) mechanic's, materialman's and other liens for goods and services incorporated into or provided with respect to the property encumbered thereby arising by operation of law in the ordinary course of business, provided that the obligations secured by such Liens (A) are not more than 30 days past due, (B) are fully reflected in the Latest Balance Sheet and (C) do not materially interfere with the use or enjoyment of any of the Company’s properties or assets and do not materially impair the marketability thereof.

            “Person” has the meaning specified in the definition of “Affiliate” in this Article 7.

            “Purchase Price” has the meaning specified in Section 1.1(a).

            “Purchaser Indemnitee” has the meaning specified in Section 5.1(a).

            “Real Property Leases” has the meaning specified in Section 3.7(b)(i).

            “Receivables” means all accounts receivable and notes receivable of the Company, excluding receivables of the Company that have been assigned to a third party collection firm or agency by the Company as of the Closing Date.

            “Representative” has the meaning specified in Section 1.1(c).

            “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.  The term “Return” means any one of the foregoing.

            “Rules” has the meaning specified in Section 5.2(c).

            “Sellers Indemnitees” has the meaning specified in Section 5.1(b).

            “Stock Sale” means the sale of the Shares by Sellers to Purchaser in accordance with this Agreement.

           “Taxes” means all federal, state, local and other taxes imposed by any Governmental Entity, including, without limitation, income taxes, estimated taxes, alternative taxes, excise taxes, sales taxes, use taxes, value added taxes, gross receipts taxes, capital stock taxes, franchise taxes, employment and payroll related taxes, withholding taxes, property taxes, whether measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

            “Uncollected Receivables” has the meaning specified in Section 6.2(b).

ARTICLE 8
 MISCELLANEOUS

            8.1            Amendments and Waivers.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or the Sellers, on the other hand, may waive compliance by the other parties with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

            8.2            Expenses.    Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided,  however, that the firms of (i) Baker & Daniels, (ii) Miller, Carson, Boxberger & Murphy, and (iii) Baird, Kurtz & Dobson, LLP have been engaged by the Company to assist the Company and the Sellers in the Stock Sale, and the reasonable fees of such firms related to the Stock Sale shall be paid at Closing by the Company, up to a maximum aggregate amount of $75,000, and any fees in excess of such amount owed to such firms shall be paid by the Sellers individually.

            8.3            Entire Agreement; Amendment.    This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.  This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

            8.4            Assignment and Binding Effect.    Prior to the Closing, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.  Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Sellers and Purchaser.

            8.5            Waiver.    Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

           8.6            Notices.    Any notice, request, demand, waiver, consent, approval or other communication which isrequired or permitted hereunder shall be in writing and shall be deemed given only upon of delivery by: (a) personal delivery to the designated individual; (b) three (3) days following mailing by certified or registered mail, postage prepaid, return receipt requested; (c) one (1) day following deposit with a nationally recognized overnight courier service with confirmation of receipt; or (d) facsimile transmission with confirmation of receipt.  All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

            If to Purchaser, to:

SCP Acquisition Co. LLC

109 Northpark Boulevard, 4th Floor

Covington, Louisiana 70433-5001

Attention: Manuel J. Perez de la Mesa

Telephone:  985-892-5521

Facsimile:  985-892-1657

            With a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

Waterway Plaza Two, Suite 350

10001 Woodloch Forest Drive

The Woodlands, TX  77380

Attention:  Lisa M. Buchanan

Telephone:  281-296-5912

Facsimile No:  281-296-5910

            If to the Representative, to:

Richard K. Garton

2818 Little Turtle Trail

Fort Wayne, Indiana  46804

Telephone:   260-432-7611

            With a copy to:

N. Reed Silliman, Esq.

Baker & Daniels

111 E. Wayne Street

Suite 800

Fort Wayne, Indiana  46802

Telephone:  260-424-8000

Facsimile:   260-460-1700

            8.7            Governing Law.    This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws and not the choice of law rules of the State of Delaware.

           8.8            No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 5 hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

           8.9            Schedules and Exhibits.    All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

           8.10         Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

           8.11          Counterparts.    This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

PURCHASER:

SCP ACQUISITION CO. LLC

By:       SCP DISTRIBUTORS LLC,

            its sole member

            By:  /s/ Manuel J. Perez de la Mesa

                        Manuel J. Perez de la Mesa

                        President and

                        Chief Executive Officer

SELLERS:

 /s/ Jeffrey Bertsch

Jeffrey Bertsch

 /s/ Randall E. Bertsch

Randall E. Bertsch

 /s/ Robin E. Bertsch

Robin E. Bertsch

  /s/ Dominic DiNapoli

Dominic DiNapoli

  /s/ Thomas A. Epple

Thomas A. Epple

  /s/ Erin Garton

Erin Garton

  /s/ Laura Garton

Laura Garton

  /s/ Richard Garton

Richard K. Garton

  /s/ Jamee Garton Insko

Jamee Garton Insko

[Exhibits Intentionally Omitted]